EXHIBIT 5.1

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attn: Board of Directors

Re:	Registration Statement on Form S-8

April 28, 2008

Gentlemen:

I have acted as counsel to Harrah’s Entertainment, Inc. in connection with the registration of 3,733,835 shares of the Company’s Non-Voting Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”) under the Securities Act of 1933, as amended, by Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I have examined such matters of fact and questions of law as I have considered necessary and appropriate for purposes of rendering the opinion expressed below.

In rendering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, legal, binding and enforceable obligations of such parties.

I express no opinion herein as to any laws other than the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MICHAEL D. COHEN
By:	Michael D. Cohen
Title:	Vice President, Associate General Counsel and Corporate Secretary